Exhibit 99.1

Milacron Affirms Third-Quarter Results In Line
With Guidance; Balance Sheet Greatly Strengthened

Release and Conference Call Set For November 7

CINCINNATI, Ohio - October 14, 2002…Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced that it expects to report third-quarter results from continuing operations in line with company guidance issued on July 24 and has scheduled the release of its results and an open investor conference call for Thursday, November 7, 2002.

As previously projected, the company expects sales from continuing operations of $185 million to $200 million and an after-tax loss of $5 million to $8 million in the September quarter. While maintaining a strong cash position of more than $100 million, Milacron also confirmed that it had reduced net debt during the quarter by approximately $300 million, thus shrinking its net-debt-to-capital ratio from the mid 50 percent range to the low 30 percent range at quarter end.

"New orders have stabilized - albeit at low levels - for the past four quarters now," said Ronald D. Brown, chairman and chief executive officer. "While we have yet to see a strong recovery in our end markets, we are especially pleased that we have been able to strengthen our balance sheet significantly during the past quarter, which improves our liquidity and financial flexibility going forward."

Following its usual practice, before the market opens on November 7 Milacron will release its quarterly results along with the current outlook. Later that day at 2:00 p.m. Eastern time, the company will hold a webcast conference call. The call can be accessed via Milacron's website, www.milacron.com. For analysts and investors wishing to ask questions, the dial-in number will be (913) 981-4910.

Any forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).